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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------

         Date of Report (Date of earliest event reported): FEBRUARY 16, 2000

                           IBIS TECHNOLOGY CORPORATION
                           ---------------------------
             (Exact name of registrant as specified in its charter)

 MASSACHUSETTS                0-23150                    04-2987600
 -------------                -------                    ----------
(State or other             (Commission                (IRS Employer
jurisdiction of             File Number)             Identification No.)
incorporation)

32 CHERRY HILL DRIVE, DANVERS, MASSACHUSETTS        01923
--------------------------------------------       --------
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code: (978) 777-4247


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ITEM 5.   OTHER EVENTS.

         On February 16, 2000, the Registrant publicly disseminated a press release announcing its 1999 fourth quarter and year-end results.

         Revenues for the Registrant's fourth quarter ended December 31, 1999 were $2,366,000, as compared to $3,578,000 reported in the fourth quarter of 1998. The Registrant believes that the results of the fourth quarter of 1999 reflect the typical industry adoption cycle of a new technology such as SIMOX-SOI, which can result in fluctuations in quarterly revenues and profits. For the fiscal year ended December 31, 1999, total revenues increased approximately 7 percent to $16,603,000 from $15,466,000 reported for 1998. The increase in revenues for the year was due primarily to a 68% increase in SIMOX-SOI wafer sales, which was offset by a decrease in equipment revenue.

         Net income for the 1999 fourth quarter was $46,000, or $0.01 per share, compared to a net loss of $437,000, or $0.06 per share, in the similar period a year ago. For the fiscal year ended December 31, 1999, net income was $827,000, or $0.11 per share, compared to a net loss of $1,166,000, or $0.17 per share, last year. The per share numbers reflect in part the Registrant's public offering of 1,000,000 shares of Common Stock in August 1999.

         The information contained in the press release is incorporated herein by reference and filed as Exhibit 99.1 hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibit.

         99.1        The Registrant's Press Release dated February 16, 2000.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                IBIS TECHNOLOGY CORPORATION
                                (Registrant)

Date: February 18, 2000         /S/ DEBRA L. NELSON
                                ------------------------------------------------
                                Debra L. Nelson, Chief Financial Officer


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                                  EXHIBIT INDEX

EXHIBIT                                                SEQUENTIAL
NUMBER              DESCRIPTION                        PAGE NUMBER

99.1                The Registrant's Press Release          5
                    dated February 16, 2000